Exhibit 10(l)(i)
FIRST AMENDMENT TO THE McDONALD’S CORPORATION
SEVERANCE PLAN
The McDonald’s Corporation Severance Plan, as most recently amended and restated effective September 30, 2015, is hereby amended as set forth below, effective as of June 1, 2016:
I.
A new Article III-A is hereby added immediately following Article III to read as follows:
ARTICLE III-A
Special Voluntary Separation Window
McDonald’s Corporation hereby establishes a Special Voluntary Separation Window program pursuant to which an Eligible Employee (as defined below) may voluntarily elect to sever his or her employment with his or her Employer and if such election is accepted by his or her Employer, such Eligible Employee’s voluntary Separation from Service in accordance with the terms of this Article III-A will be treated as a Covered Termination for purposes of this Plan and such Eligible Employee will be treated as a Covered Employee under this Plan.
For purposes of this Article III-A, an “Eligible Employee” means any Employee: (1) who is in the Leadership, Senior Direction or Direction compensation band and (2) who is designated for inclusion in this Special Voluntary Separation Window program by the Corporate Executive Vice President - Chief People Officer.
Each Eligible Employee will receive a written notification (which may be made by email) from his or her Employer no later than June 10, 2016 informing such individual that he or she is an Eligible Employee under this Special Voluntary Separation Window program. Such written notification will explain the terms of the program and what the Eligible Employee must do to participate in this program.
The Employers expressly reserve the right to reject any Eligible Employee’s election to participate in the program. Each Eligible Employee who timely files an election to participate in the program in the manner specified by the Corporate Executive Vice President - Chief People Officer will be notified, in writing (including email notification), on or before August 1, 2016 whether his or her election has been accepted and the date on which such Eligible Employee is expected to terminate employment with his or her Employer. The Employers expressly reserve the right to accelerate or delay an Eligible Employee’s anticipated termination date; provided, however, that such Eligible Employee’s Separation from Service under this Special Voluntary Window program will occur no later than February 10, 2017.

If an Eligible Employee’s election to participate in this program is accepted by his or her Employer, such Eligible Employee satisfies the foregoing conditions of this Article III-A, and such Eligible Employee’s employment is terminated on his or her scheduled termination date, such Eligible Employee’s Separation from Service will be treated as a Covered Termination and such Eligible Employee will be treated a Covered Employee for all purposes under this Plan. Consequently, if such individual meets all other requirements set forth in the Plan, including, without limitation, the requirement to sign a Release Agreement within the time frame described in Section 6.1 and not revoke or rescind such Release Agreement, such individual will be treated as a Qualifying Employee for purposes of this Plan and will receive the Severance Benefits described in Schedule A (for employees in the Leadership band) or Schedule B (for employees in the Senior Direction and Direction bands), as applicable. Except as expressly provided in this Article III-A, all other terms and conditions of the Plan shall continue to apply.
II.

Except as herein amended, the Plan shall remain in full force and effect.
Executed in multiple originals this 23 day of June, 2016.

McDONALD'S CORPORATION

By:	/s/ David Ogden Fairhurst

Its:	Corporate Executive Vice President & Chief People Officer